Exhibit 99.2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this report to "Tesoro Logistics LP," "TLLP," "the Partnership," "we," "us" or "our" may refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. Unless the context otherwise requires, references in this report to "Tesoro" or our "Sponsor" refer collectively to Tesoro Corporation and any of its subsidiaries, other than Tesoro Logistics LP, its subsidiaries and its general partner.
The information presented in this Form 8-K contains the unaudited condensed combined financial results of Tesoro Logistics LP Predecessor ("TLLP Predecessor"), our predecessor for accounting purposes, and the unaudited condensed consolidated financial results of TLLP for the three months ended March 31, 2012. The TLLP Predecessor includes the financial results of the initial net assets acquired from Tesoro during the initial public offering for the three months ended March 31, 2011.
Effective April 1, 2012, we entered into a transaction (the "Martinez Marine Terminal Acquisition") with Tesoro and Tesoro Logistics GP, LLC ("TLGP") pursuant to which TLLP acquired from Tesoro the Martinez crude oil marine terminal assets (collectively, the "Martinez Crude Oil Marine Terminal"). Effective September 14, 2012, we entered into a transaction (the "Long Beach Assets Acquisition") with Tesoro and TLGP pursuant to which TLLP acquired from Tesoro the Long Beach marine terminal assets and related short-haul pipelines, including the Los Angeles ("LA") short-haul pipelines (collectively, the "Long Beach Assets"). These transactions were transfers between entities under common control and were accounted for as if the transfers occurred at the beginning of the period presented, and prior periods were retrospectively adjusted to furnish comparative information. Accordingly, the financial information contained herein of the TLLP Predecessor and TLLP has been retrospectively adjusted to include the historical results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets for all periods presented. The results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets are included in the Terminalling, Transportation and Storage segment. We refer to the historical results of the TLLP Predecessor, the Martinez Crude Oil Marine Terminal and the Long Beach Assets collectively as our "Predecessor(s)." Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. See "Overview and Business Strategy" for further information regarding the acquisitions.

Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") has only been changed from its previous presentation to retrospectively adjust the TLLP Predecessor and TLLP financial information to include the historical results of the Long Beach Assets for all periods presented and update for subsequent events occurring after the date these financial statements were initially filed. The acquisition of the Anacortes rail unloading facility assets (collectively, the "Anacortes Rail Facility"), effective November 15, 2012, occurred subsequent to the reporting period ended September 30, 2012 and before the issuance of post-combination results. As such, MD&A has not been retrospectively adjusted to include the historical results of the Anacortes Rail Facility. See Note O of the combined consolidated financial statements and related notes in this Form 8-K for information related to the acquisition of the Anacortes Rail Facility.

The forward-looking information contained herein, reflects our understanding and knowledge of such information at the time of the initial filing of this Form 10-Q and has not been updated to reflect events or circumstances that occurred subsequent to the filing of the initial Form 10-Q.

This section should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included in a Form 8-K filed with the Securities and Exchange Commission ("SEC") on December 14, 2012, which retrospectively adjusts our annual historical financial statements to include the activities of the Martinez Crude Oil Marine Terminal and the Long Beach Assets.

OVERVIEW AND BUSINESS STRATEGY

We are a fee-based, growth-oriented Delaware limited partnership formed by Tesoro to own, operate, develop and acquire logistics assets. Our logistics assets are integral to the success of Tesoro's refining and marketing operations and are used to gather crude oil and to distribute, transport and store crude oil and refined products. Upon completion of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition, our assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States, a crude oil and refined products storage facility and five related short-haul pipelines in Utah and two marine terminals, including storage tanks and related short-haul pipelines in California.

As part of our strategy to make capital investments to expand our existing asset base, we acquired Tesoro's Martinez Crude Oil Marine Terminal, effective April 1, 2012, in the Martinez Marine Terminal Acquisition pursuant to which TLLP purchased the Martinez Crude Oil Marine Terminal from Tesoro in exchange for consideration from TLLP to our general partner, TLGP, of $75.0 million, comprised of $67.5 million in cash financed with borrowings under TLLP's amended revolving credit facility (the "Amended Revolving Credit Facility") and the issuance of equity with a fair value of $7.5 million. The Martinez crude oil marine terminal assets included in the Martinez Marine Terminal Acquisition include a single-berth dock, which has an estimated throughput capacity of approximately 145,000 barrels per day ("bpd"), five associated crude oil storage tanks with a combined capacity of 425,000 barrels, five short-haul pipelines and two firewater tanks with 48,000 barrels of shell capacity.

The single-berth dock and related leasehold improvements are situated on an offshore parcel of land that is currently being leased by Tesoro Refining and Marketing Company ("TRMC") from the California State Lands Commission under a term lease (the "Martinez Terminal Lease"). The Martinez Terminal Lease, related leasehold improvements and the short-haul pipelines will be legally transferred to TLLP when the Martinez Terminal Lease is renewed and extended, and the transfer is approved by the California State Lands Commission. We consider our acquisition date to be April 1, 2012, which is the date we commenced operating the Martinez Crude Oil Marine Terminal under the agreements between the Partnership and Tesoro.

We also acquired Tesoro's Long Beach Assets, effective September 14, 2012, in the Long Beach Assets Acquisition pursuant to which TLLP purchased the Long Beach Assets from Tesoro in exchange for consideration from TLLP to TLGP, of $210.0 million, comprised of $189.0 million in cash financed with borrowings from TLLP's senior notes offering and the issuance of equity with a fair value of $21.0 million. The Long Beach marine terminal includes a wharf with a two-vessel berth dock that receives and loads crude oil, intermediate feedstocks and refined products, six storage tanks with a combined capacity of 235,000 barrels and three related short-haul pipelines that connect our Long Beach marine terminal to Tesoro's Wilmington refinery (the "Wilmington Refinery"). The LA short-haul pipelines consist of two short-haul pipelines that transport refined products from the Wilmington Refinery to other third-party facilities and one short-haul pipeline that is currently leased to a third party. The total throughput capacity for the Long Beach marine terminal is estimated to be approximately 200,000 bpd, and the aggregate short-haul pipeline throughput capacity is estimated to be approximately 70,000 bpd. TRMC currently leases the Long Beach marine terminal from the City of Long Beach.

Our financial information includes the historical results of our Predecessors (for all periods presented) and the results of TLLP (for the three months ended March 31, 2012). The financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity. Most notably, this applies to the revenue associated with the terms of the commercial agreements as our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

The Partnership generates revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing crude oil and refined products. Since we do not own any of the crude oil or refined products that we handle nor engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with commodity price fluctuations. However, these risks indirectly influence our activities and results of operations over the long term through their effects on our customers' operations. Currently, substantially all of our revenue is derived from Tesoro under various long-term, fee-based commercial agreements that generally include minimum volume commitments.

Strategy and Goals

Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	focus on opportunities to provide committed fee-based logistics services to Tesoro and third parties;

•
evaluate investment opportunities that may arise from the growth of Tesoro's refining and marketing business or from increased third-party activity to make capital investments to expand our existing asset base;

•	pursue accretive acquisitions of complementary assets from Tesoro as well as third parties; and

•	seek to enhance the profitability of our existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization.

Since the closing of the initial public offering (the "Initial Offering") on April 26, 2011, we have been implementing our strategy and goals discussed above to grow our distributable cash flow. Relative to these goals, in 2012:

•	we have increased throughput at our Los Angeles terminal by 5,000 bpd beginning in February 2012 upon securing permits for higher ethanol volumes;

•
completed the Martinez Marine Terminal Acquisition, effective April 1, 2012, which is expected to add approximately 70,000 bpd of terminalling throughput with a wharf capacity of 145,000 bpd and storage capacity of 425,000 barrels; and

•
completed the Long Beach Assets Acquisition, effective September 14, 2012, which is expected to add approximately 130,000 bpd of terminalling throughput, storage capacity of 235,000 barrels and short-haul pipeline capacity of 70,000 bpd.

In the future, we intend to continue to implement this strategy and have announced plans to:

•	expand our assets on the High Plains system in support of Tesoro's increased demand for Bakken crude oil, including:

◦
growing our pipeline gathering system to deliver an additional 10,000 bpd to Tesoro's North Dakota refinery and deliver 30,000 bpd to Rangeland's facility to support Tesoro's announced strategy to move Bakken crude oil to its Washington refinery;

◦
growing trucking volumes to 35,000 bpd by expanding our proprietary fleet, which should capture cost and operating efficiencies, and through the opportunities provided by the amended trucking transportation agreement; and

◦	adding other origin and destination points on the High Plains system to increase volumes by 10,000 bpd; and

•
increase our terminalling volumes by 25,000 bpd by year-end 2013 by expanding capacity at our Los Angeles, Mandan and Stockton terminals and by growing our third-party services at our Boise, Burley, Vancouver and Stockton terminals.

A project for waxy crude offloading, originally planned for 2013, with throughput of 20,000 bpd has been rescheduled for 2014 to coincide with maintenance downtime at Tesoro's Salt Lake City ("SLC") refinery.

In addition, on December 6, 2012, we executed definitive agreements to purchase Chevron Pipe Line Company's and Northwest Terminalling Company's (collectively, "Chevron") Northwest Products System (the "Northwest Products System") for a total purchase price of $400.0 million. The transaction is subject to regulatory approval and is expected to close during the first quarter of 2013. Upon execution of the purchase agreements, the Partnership paid an aggregate deposit of $40.0 million, which may be retained by Chevron upon certain termination events under the purchase agreements prior to closing.

The Northwest Products System consists of the Northwest Product Pipeline, a 760-mile Federal Energy Regulatory Commission ("FERC") regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington, and a separate five-mile jet fuel pipeline to the Salt Lake City International Airport and the Northwest Terminalling Company consisting of the Boise and Pocatello, Idaho and Pasco, Washington refined products terminals, which are not subject to FERC regulation. The pipeline receives product from five refineries and one pipeline in the Salt Lake City area and is the primary transportation option from Salt Lake City to Pocatello, Boise, Pasco and Spokane. Delivery volumes on the system averaged approximately 84,000 bpd in 2011. The terminals have a total storage capacity of 1.3 million barrels and delivered approximately 51,000 bpd in 2011. The operations of the Northwest Products System will be reported in our Terminalling, Transportation and Storage segment upon closing.

Commercial Agreements with Tesoro

The Partnership has various long-term, fee-based commercial agreements with Tesoro under which we provide pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro commits to provide us with minimum monthly throughput volumes of crude oil and refined products.

The fees under each agreement described below were adjusted effective July 1, 2012. Except for the pipeline transportation services agreement and the amended trucking transportation services agreement, the fees under each agreement were indexed for inflation and increased approximately 3%. The committed and uncommitted tariff rates under the pipeline transportation services agreement were adjusted by approximately 9%, which included an adjustment for the change in the producer price index for finished goods plus 2.65% as prescribed by the FERC indexing methodology. The adjustment increased the difference between committed and uncommitted rates to $0.12 per barrel. The fees for the amended trucking transportation services agreement were adjusted, increasing the mileage rate by a factor of $0.0085 per barrel mile as a result of a comparison of competitive rates and adjusting the dispatch rate approximately 3% for inflation. The total trucking fee per barrel on individual loads increased to a range of $2.60 to $7.96 per barrel, depending on the length of haul. The uncommitted tank usage fee also increased by approximately 3% for inflation.

We believe the terms and conditions under these agreements, as well as our other agreements with Tesoro described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. These commercial agreements with Tesoro include:

•	a 10-year pipeline transportation services agreement under which Tesoro pays the Partnership fees for gathering and transporting crude oil on our High Plains system;

•
a crude oil trucking transportation services agreement under which Tesoro pays the Partnership fees for trucking related services and scheduling and dispatching services that we provide through our High Plains truck-based crude oil gathering operation, which was amended effective January 1, 2012 to extend the agreement to five years and convert fees to mileage-based rates;

•	a 10-year master terminalling services agreement under which Tesoro pays the Partnership fees for providing terminalling services at our eight refined products terminals;

•	a 10-year pipeline transportation services agreement under which Tesoro pays the Partnership fees for transporting crude oil and refined products on our five SLC short-haul pipelines; and

•
a 10-year SLC storage and transportation services agreement under which Tesoro pays the Partnership fees for storing crude oil and refined products at our SLC storage facility and transporting crude oil and refined products between the storage facility and Tesoro's Utah refinery through interconnecting pipelines on a dedicated basis.

In addition to the commercial agreements described above, the Partnership entered into the following agreements:

Martinez Terminal Use and Throughput Agreement. The Partnership entered into a 10-year use and throughput agreement with Tesoro in connection with the Martinez Marine Terminal Acquisition, effective April 1, 2012, which obligates Tesoro to transport an average of at least 65,000 bpd of crude oil per month at a throughput and tankage fee of $0.55 per barrel. An excess volume throughput fee of $0.10 per barrel will be charged for monthly average volumes in excess of 70,000 bpd. In addition, Tesoro will pay a $30,000 per month fee for unlimited use of the refined products pipeline from Tesoro's Martinez refinery to a third-party terminal.

Long Beach Terminal Operating Agreement. The Partnership entered into an operating agreement (the "Operating Agreement") with Tesoro, effective September 14, 2012, which governs the Partnership's operation of the Long Beach marine terminal on behalf of Tesoro beginning on September 14, 2012 until the later of the date of the: (i) assignment or sublease of the Long Beach terminal lease; or (ii) Partnership's issuance of the Certificate of Financial Responsibility to the California Department of Fish and Game. Under the Operating Agreement, Tesoro will be subject to the same throughput commitments and fees as outlined below in the Long Beach Berth Access, Use and Throughput Agreement.

Long Beach Berth Access, Use and Throughput Agreement. The Partnership entered into a 10-year berth access, use and throughput agreement with Tesoro in connection with the Long Beach Assets Acquisition, to be effective on the date of the assignment or sublease of the Long Beach terminal lease (the "Commencement Date"). The agreement obligates Tesoro to transport an average of at least 50,000 bpd of crude oil per month across the berth at a throughput fee of $0.40 per barrel. Tesoro is also obligated to throughput (i) an average volume of 30,000 bpd of crude oil and refined products between the Long Beach marine terminal and the Wilmington Refinery, each at a fee of $0.10 per barrel, from the Commencement Date through December 31, 2014 and (ii) an average volume of 50,000 bpd of crude oil and refined products per month between the Long Beach marine terminal and the Wilmington Refinery from January 1, 2015 through the termination of the agreement, each at a fee of $0.10 per barrel. Tesoro is subject to (i) a $0.15 per barrel use fee for marine vapor recovery throughput at the Long Beach marine terminal and (ii) a $0.70 per barrel storage and transportation fee based on shell capacity of 235,000 barrels for the use of the six storage tanks.

Transportation Services Agreement (LA short-haul pipelines). The Partnership entered into a 10-year transportation services agreement with Tesoro in connection with the Long Beach Assets Acquisition, under which Tesoro is obligated to throughput an average of at least 15,000 bpd per month of refined petroleum product at a throughput fee of $0.15 per barrel.

Each of these agreements, other than the SLC storage and transportation services agreement, contain minimum volume commitments. Except for the amended trucking transportation services agreement, the fees under each agreement are indexed for inflation, and the agreements give Tesoro the option to renew for two five-year terms. The fees under the amended trucking transportation services agreement are adjusted annually on July 1 as a result of a competitive bidding process, and the agreement will renew automatically for one five-year term unless earlier terminated by us or Tesoro. The berth access, use and throughput agreement associated with the Long Beach marine terminal and the pipeline transportation services agreement associated with the LA short-haul pipelines further allow Tesoro the option to modify the term of the agreements to a twenty-year term by providing notice in accordance with each agreement.

Other Agreements with Tesoro

In addition to the commercial agreements described above, we also entered into, or are contemplating entering into, the following agreements with Tesoro:

Amended and Restated Omnibus Agreement.  The Partnership entered into an omnibus agreement with Tesoro at the closing of the Initial Offering. The agreement has been amended for each acquisition from Tesoro including the September 14, 2012 amendment, which was entered into in connection with the Long Beach Assets Acquisition (the "Amended Omnibus Agreement"). The annual fee payable to Tesoro under the Amended Omnibus Agreement remained $2.5 million for the provision of various general and administrative services.

Additionally, under the Amended Omnibus Agreement, Tesoro indemnifies us for certain matters, including environmental, title and tax matters associated with the ownership of our assets at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. The aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability was $0.5 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition. The aggregate annual deductible in effect at December 31, 2011 was $0.25 million. See Note O of the condensed combined consolidated financial statements and related notes in this Form 8-K for information related to the acquisition of the Anacortes Rail Facility from Tesoro including subsequent amendments to the Amended and Restated Omnibus Agreement.

Unit Train Unloading Facility. Tesoro's Anacortes, Washington unit train unloading facility was placed into service in September 2012 and was acquired by TLLP on November 15, 2012. The project included unloading facilities for dedicated trains of rail cars ("unit trains") and has a permitted capacity to deliver up to an average of 50,000 bpd per year of Bakken crude oil to Tesoro's Washington refinery. See Note O of the condensed combined consolidated financial statements and related notes in this Form 8-K for information related to the acquisition of the Anacortes Rail Facility from Tesoro.

Amended and Restated Operational Services Agreement.  The Partnership entered into an operational services agreement with Tesoro at the closing of the Initial Offering. The agreement has been amended for each acquisition from Tesoro including the September 14, 2012 amendment, which was entered into in connection with the Long Beach Assets Acquisition (the "Amended Operational Services Agreement"), and considers the additional resources required to operate the Martinez Crude Oil Marine Terminal and the Long Beach Assets, primarily for wharf support and security personnel. Under the Amended Operational Services Agreement, the annual fee we pay Tesoro was $1.7 million for support services performed by certain of Tesoro's field-level employees in support of our pipelines, terminals and storage facilities. The annual fee for operational services was adjusted to approximately $1.8 million for an annual inflation escalation of approximately 3%, effective July 1, 2012. The fee in effect at December 31, 2011 was $0.3 million. Tesoro may also provide direct services or incur other direct costs on our behalf. The Partnership will reimburse Tesoro for these costs in accordance with this agreement. See Note O of the condensed combined consolidated financial statements and related notes in this Form 8-K for information related to the acquisition of the Anacortes Rail Facility from Tesoro including subsequent amendments to the Amended and Restated Operational Services Agreement.

BP Assets in Southern California. Tesoro entered into a purchase and sale agreement with BP West Coast Products, LLC, and certain other sellers to purchase BP's integrated Southern California refining and marketing business (the "BP Acquisition"). Tesoro has indicated that it intends to offer us the integrated logistics system to be acquired in the BP Acquisition in multiple transactions during the first twelve months following the closing of the BP Acquisition. The integrated logistics system, which we believe will provide us with additional regional product distribution capabilities, includes three marine terminals, four land storage terminals, over 100 miles of pipelines (including connected access to the Los Angeles International Airport) and four product marketing terminals. Although Tesoro has indicated it will offer us these assets, it is not obligated to do so.

Non-U.S. GAAP Financial Measures

Our management uses a variety of financial and operating metrics to analyze operating segment performance. These metrics are significant factors in assessing our operating results and profitability and include financial measures not prescribed by accounting principles generally accepted in the United States of America ("non-U.S. GAAP") such as earnings before interest, income taxes, depreciation and amortization expenses ("EBITDA") and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest and financing costs and depreciation and amortization expenses. We define distributable cash flow as EBITDA less net cash interest paid, deferred revenue related to shortfall payments (if any), maintenance capital expenditures and payment of financing costs, plus reimbursement by Tesoro for certain maintenance capital expenditures and non-cash unit-based compensation expense. EBITDA and distributable cash flow are not measures prescribed by U.S. GAAP but are supplemental financial measures that are used by management and may be used by external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income (loss) and net cash from (used in) operating activities. EBITDA should not be considered as an alternative to U.S. GAAP net income (loss) or net cash from (used in) operating activities. EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income (loss) and net cash from (used in) operating activities. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our definition of EBITDA may not be comparable to similarly titled measures of other companies, because it may be defined differently by other companies in our industry, thereby diminishing its utility.

We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating. The U.S. GAAP measure most directly comparable to distributable cash flow is net income. The amounts included in the calculation of distributable cash flow are derived from amounts separately presented in our condensed combined consolidated financial statements, with the exception of maintenance capital expenditures, reimbursement by Tesoro for certain maintenance capital expenditures and payment of financing costs. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income as an indication of our operating performance or as a substitute for analysis of our results as reported under U.S. GAAP. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies, because it may be defined differently by other companies in our industry, thereby diminishing its utility.

Factors Affecting the Comparability of Our Financial Results

The Partnership's future results of operations may not be comparable to the Predecessors' historical results of operations for the reasons described below:

Revenues.  There are differences in the way our Predecessors recorded revenues and the way the Partnership records revenues after completion of the Initial Offering and the subsequent acquisitions. Our assets have historically been a part of the integrated operations of Tesoro, and our Predecessors generally recognized only the costs and did not record revenue associated with the trucking, terminalling, storage and short-haul pipeline transportation services provided to Tesoro on an intercompany basis, including the Martinez Crude Oil Marine Terminal and the Long Beach Assets. Accordingly, the revenues in our Predecessors' historical combined financial statements relate only to amounts received from third parties for these services and amounts received from Tesoro with respect to transportation regulated by the FERC and the North Dakota Public Service Commission ("NDPSC") on our High Plains system.

The Partnership's revenues are generated by existing third-party contracts and from commercial agreements we entered into with Tesoro at the closing of the Initial Offering, and subsequent to the Initial Offering, under which Tesoro pays us fees for gathering crude oil and distributing, transporting and storing crude oil and refined products. The commercial agreements with Tesoro are described in "Commercial Agreements with Tesoro."

General and Administrative Expenses.  Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services, such as treasury, accounting and legal services. These expenses were charged, or allocated, to our Predecessors based on the nature of the expenses.

Tesoro continues to charge the Partnership a combination of direct charges for the management and operation of our logistics assets and a fixed annual fee for general corporate services, such as treasury, accounting and legal services. We also incur additional incremental general and administrative expenses as a result of being a separate publicly-traded partnership.

Financing.  There are differences in the way the Partnership finances operations as compared to the way our Predecessors financed their operations. Historically, our Predecessors' operations were financed as part of Tesoro's integrated operations and our Predecessors did not record any separate costs associated with financing its operations. Additionally, our Predecessors largely relied on internally generated cash flows and capital contributions from Tesoro to satisfy its capital expenditure requirements. The Partnership expects ongoing sources of liquidity to include cash generated from operations, reimbursement by Tesoro for certain capital expenditures, borrowings under the Amended Revolving Credit Facility and issuances of additional debt and equity securities.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2012 COMPARED WITH THREE MONTHS ENDED MARCH 31, 2011

The discussion and analysis of the factors contributing to our results of operations presented below includes the combined financial results of our Predecessors and the consolidated financial results of TLLP (for the three months ended March 31, 2012). The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

Combined Overview

The following table and discussion is a summary of our results of operations for the three months ended March 31, 2012 and 2011, including a reconciliation of EBITDA to net income (loss) and net cash from (used in) operating activities and distributable cash flow to net income (in thousands, except unit and per unit amounts):

	Three Months Ended March 31,
	2012	2011
REVENUES (a)	$28,263	$7,692
COSTS AND EXPENSES
Operating and maintenance expenses	13,086	11,295
Depreciation and amortization expenses	2,811	2,821
General and administrative expenses	3,575	1,562
Loss on asset disposals	236	25
Total Costs and Expenses	19,708	15,703
OPERATING INCOME (LOSS)	8,555	(8,011)
Interest and financing costs, net	(511)	—
NET INCOME (LOSS)	8,044	(8,011)
Less: Loss attributable to Predecessors	(3,512)	(8,011)
Net income attributable to partners	11,556	—
Less: General partner's interest in net income	230	—
Limited partners' interest in net income	$11,326	$—

Net income per limited partner unit:
Common - basic and diluted	$0.37
Subordinated - basic and diluted	$0.37

Weighted average limited partner units outstanding:
Common units - basic	15,254,890
Common units - diluted	15,297,023
Subordinated units - basic and diluted	15,254,890

EBITDA (b)	$11,366	$(5,190)
Distributable Cash Flow (b)	$9,781

	Three Months Ended March 31,
	2012	2011
Reconciliation of EBITDA to Net Income (Loss):
Net income (loss)	$8,044	$(8,011)
Add: Depreciation and amortization expenses	2,811	2,821
Add: Interest and financing costs, net	511	—
EBITDA (b)	$11,366	$(5,190)

Reconciliation of EBITDA to Net Cash from (used in) Operating Activities:
Net cash from (used in) operating activities	$14,581	$(5,635)
Less: Changes in assets and liabilities	2,953	(470)
Less: Amortization of debt issuance costs	159	—
Less: Unit-based compensation expense	378	—
Less: Loss on asset disposals	236	25
Add: Interest and financing costs, net	511	—
EBITDA (b)	$11,366	$(5,190)

Reconciliation of Distributable Cash Flow to Net Income:
Net income	$8,044
Add: Depreciation and amortization expenses	2,811
Add: Interest and financing costs, net	511
Less: Cash interest paid, net	367
Less: Maintenance capital expenditures (c)	1,064
Less: Payment of financing costs	532
Add: Non-cash unit-based compensation expense	378
Distributable Cash Flow (b)	$9,781
____________

(a)	Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

(b)	For a definition of EBITDA and distributable cash flow, see "Non-U.S. GAAP Financial Measures."

(c)	Maintenance capital expenditures include expenditures required to maintain equipment, equipment reliability, tankage and pipeline integrity and safety, and to address environmental regulations.

Summary

Our net income for the three months ended March 31, 2012 ("2012 Quarter") increased $16.0 million to $8.0 million from a net loss of $8.0 million for the three months ended March 31, 2011 ("2011 Quarter"). The increase in net income was primarily due to an increase in revenues of $20.6 million to $28.3 million primarily attributable to the effect of the new commercial agreements with Tesoro. This increase was partially offset by:

•	an increase in operating and maintenance expenses of $1.8 million mainly related to higher contract hauler expenses and repairs and maintenance expenses; and

•
an increase in general and administrative expenses of $2.0 million as a result of increased cost allocations of certain direct employee costs, additional expenses related to being a publicly traded partnership, expenses associated with TLLP unit-based compensation and the effect of omnibus agreement expenses.

Crude Oil Gathering Segment

The following table and discussion is an explanation of our results of operations of the Crude Oil Gathering segment for the three months ended March 31, 2012 and 2011 (in thousands, except barrel and per barrel amounts):

	Three Months Ended March 31,
	2012	2011
REVENUES (a)
Pipeline revenues	$7,412	$5,587
Trucking revenues	6,690	—
Total Revenues	14,102	5,587
COSTS AND EXPENSES
Operating and maintenance expenses	6,844	4,715
Depreciation and amortization expenses	783	785
General and administrative expenses	711	154
Total Costs and Expenses	8,338	5,654
CRUDE OIL GATHERING SEGMENT OPERATING INCOME (LOSS)	$5,764	$(67)
VOLUMES (bpd)
Pipeline throughput (b)	59,744	55,301
Average pipeline revenue per barrel (c)	$1.36	$1.12
Trucking volume	25,364	21,628
Average trucking revenue per barrel (a) (c)	$2.90
_____________

(a)
Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.

(b)	Also includes barrels that were gathered and then delivered into our High Plains Pipeline by truck.

(c)
Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Volumes. Average pipeline and trucking throughputs increased 4,443 bpd, or 8%, and 3,736 bpd, or 17%, respectively, as a result of higher throughput volumes in the 2012 Quarter at Tesoro's North Dakota refinery.

Financial Results. Revenues increased $8.5 million to $14.1 million for the 2012 Quarter compared to $5.6 million in the 2011 Quarter primarily as a result of the trucking transportation services agreement with Tesoro that went into effect at the closing of the Initial Offering. Historically, the TLLP Predecessor generally recognized only the costs and did not record revenue associated with trucking services provided to Tesoro on an intercompany basis. Accordingly, the revenues in the TLLP Predecessor's historical condensed combined financial statements relate only to amounts received from third parties and Tesoro with respect to transportation regulated by the FERC and the NDPSC on our High Plains system. In addition, pipeline revenues increased in the 2012 Quarter primarily due to an increase in pipeline volumes and higher committed rates that went into effect at the time of the Initial Offering related to the 10-year pipeline transportation services agreement.

Segment operating income increased $5.8 million in the 2012 Quarter from an operating loss of $0.1 million in the 2011 Quarter driven by increased revenues. Operating and maintenance expenses increased $2.1 million, or 45%, to $6.8 million in the 2012 Quarter compared to $4.7 million in the 2011 Quarter predominantly attributable to an increase in contract hauler expenses due to higher rates and fuel surcharges for trucking services and an increase in repairs and maintenance expenses.

Depreciation and amortization expenses were unchanged at $0.8 million for the 2012 Quarter compared to the 2011 Quarter as minor amounts of assets were placed in service or retired during or between the periods. General and administrative expenses increased $0.6 million to $0.7 million in the 2012 Quarter compared to the 2011 Quarter due to increased expenses for certain allocated employee related costs. The TLLP Predecessor general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

Terminalling, Transportation and Storage Segment

The following table and discussion is an explanation of our results of operations of the Terminalling, Transportation and Storage segment, including the historical results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets, for the three months ended March 31, 2012 and 2011 (in thousands, except barrel and per barrel amounts):

	Three Months Ended March 31,
	2012	2011
REVENUES (a)
Terminalling revenues	$11,214	$2,015
Short-haul pipeline transportation revenues	1,608	90
Storage revenues	1,339	—
Total Revenues	14,161	2,105
COSTS AND EXPENSES
Operating and maintenance expenses	6,242	6,580
Depreciation and amortization expenses	2,028	2,036
General and administrative expenses	705	259
Loss on asset disposals	236	25
Total Costs and Expenses	9,211	8,900
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT OPERATING INCOME (LOSS)	$4,950	$(6,795)
VOLUMES (bpd)
Terminalling throughput	257,286	300,388
Average terminalling revenue per barrel (a) (b)	$0.48
Short-haul pipeline transportation throughput	90,656	90,404
Average short-haul pipeline transportation revenue per barrel (a) (b)	$0.19
Storage capacity reserved (shell capacity barrels)	878,000	878,000
Storage revenue per barrel on shell capacity (per month) (a) (b)	$0.51

____________

(a)
Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.

(b) Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Volumes. Terminalling throughput volumes decreased 43,102 bpd, or 14%, in the 2012 Quarter compared to the 2011 Quarter as a result of lower demand at the Long Beach marine terminal and a scheduled turnaround at Tesoro's Martinez refinery in the 2012 Quarter. Short-haul pipeline transportation throughputs increased 252 bpd in the 2012 Quarter compared to the 2011 Quarter as a result of higher throughput volumes in the 2012 Quarter at Tesoro's Utah refinery.

Financial Results. Revenues increased $12.1 million to $14.2 million in the 2012 Quarter compared to $2.1 million in the 2011 Quarter primarily attributable to the new 10-year master terminalling services, 10-year SLC pipeline transportation services and 10-year SLC storage and transportation services agreements with Tesoro that went into effect at the time of the Initial Offering. Historically, third-party throughput activity was the sole source of revenue for this segment as our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Accordingly, our Predecessors' revenues relate only to amounts received from third parties for these services.

Segment operating income increased $11.8 million to $5.0 million in the 2012 Quarter compared to an operating loss of $6.8 million in the 2011 Quarter primarily related to the differences in the way revenue is recorded by the Partnership as discussed above. In addition to the increase in revenue, operating and maintenance expenses decreased $0.4 million, or 5%, to $6.2 million in the 2012 Quarter from $6.6 million in the 2011 Quarter. The decline in operating and maintenance expenses mainly resulted from imbalance settlement gains attributable to the commercial terminalling services agreement with Tesoro that went into effect at the time of the Initial Offering. In addition, operating and maintenance expenses decreased due to lower repairs and maintenance expenses in the 2012 Quarter compared to the 2011 Quarter. These were partially offset by the cost of purchased additives that had not previously been allocated to the Predecessors but are an operating expense for the Partnership subsequent to the Initial Offering. The injection of these additives is considered an ancillary service provided by our terminals as outlined in our commercial agreements. The loss on asset disposals increased to $0.2 million in the 2012 Quarter due to losses recognized related to the retirement of certain assets at our Martinez Crude Oil Marine Terminal.

Depreciation and amortization expenses remained flat at $2.0 million in the 2012 Quarter compared to the 2011 Quarter as the expense associated with assets placed in service offset the expense associated with assets retired during or between the periods. General and administrative expenses increased $0.4 million to $0.7 million in the 2012 Quarter compared to $0.3 million in the 2011 Quarter due to increased expenses for certain allocated employee related costs. Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

CAPITAL RESOURCES AND LIQUIDITY

The Partnership expects our ongoing sources of liquidity to include cash generated from operations, reimbursement by Tesoro for certain capital expenditures, borrowings under the Amended Revolving Credit Facility, and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements and minimum quarterly cash distributions.

On April 19, 2012, we declared a quarterly cash distribution, based on the results of the first quarter, totaling $11.8 million, or $0.3775 per unit, or $1.51 per unit on an annualized basis. This distribution was paid on May 14, 2012, to unitholders of record on May 4, 2012. On February 13, 2012, we paid a quarterly cash distribution totaling $11.3 million, or $0.3625, or $1.45 per unit on an annualized basis.

We intend to pay a quarterly distribution of at least $0.3375 per unit per quarter, which equates to $10.6 million per quarter, or $42.4 million per year, based on the number of common, subordinated and general partner units outstanding. We do not have a legal obligation to pay this distribution.

Historically, the Predecessors' sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro's bank accounts and all cash disbursements were made from those accounts. As such, historically, our Predecessors' financial statements have reflected no cash balances. The Partnership has bank accounts separate from Tesoro, but Tesoro provides treasury services on our general partner's behalf pursuant to the Amended Omnibus Agreement. Tesoro retained the working capital related to the Predecessors, as those asset and liability balances represented the Predecessors transactions.

Revolving Credit Facility

The Amended Revolving Credit Facility became effective March 30, 2012. Concurrent with the execution of the amendment, and pursuant to the terms of the original agreement, we exercised our option to increase the total loan availability from $150.0 million to an aggregate of $300.0 million. The amendment allows us to request that the availability be increased up to an aggregate of $450.0 million, subject to receiving increased commitments from the lenders, compared to the original agreement, which allowed an aggregate capacity of $300.0 million. The Amended Revolving Credit Facility is non-recourse to Tesoro, except for TLGP, our general partner, and is guaranteed by all of our subsidiaries and secured by substantially all of our assets. Borrowings available under the Amended Revolving Credit Facility are up to the total available revolving capacity of the facility. We had $50.0 million of borrowings and $0.3 million in letters of credit outstanding under the Amended Revolving Credit Facility, resulting in a total unused credit availability of $249.7 million, or 83%, of the borrowing capacity as of March 31, 2012. The Amended Revolving Credit Facility is scheduled to mature on April 25, 2014.

Our Amended Revolving Credit Facility, as of March 31, 2012, was subject to the following expenses and fees:

Credit Facility	30 day Eurodollar (LIBOR) Rate	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
TLLP Revolving Credit Facility (a)	0.24%	2.50%	3.25%	1.50%	0.50%
____________
(a) We have the option to elect if the borrowings will bear interest at either a base rate plus the base rate margin, or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing. Letters of credit outstanding under the Amended Revolving Credit Facility incur fees at the Eurodollar margin rate.

Our Amended Revolving Credit Facility was most recently amended on August 17, 2012 to revise certain coverage and leverage ratios. On December 11, 2012, we announced plans to expand the capacity of the Amended Revolving Credit Facility to $500.0 million.

Senior Notes

Effective September 14, 2012, the Partnership completed a private offering of $350.0 million aggregate principal amount of 5.875% Senior Notes due 2020 (the "Senior Notes"). The proceeds of this offering were used to fund our acquisition of the Long Beach Assets and repay the outstanding balance on our Amended Revolving Credit Facility, with the remaining amounts to be used for general partnership purposes.

The Senior Notes have no sinking fund requirements. We may redeem some or all of the Senior Notes prior to October 1, 2016 at a make-whole price plus accrued and unpaid interest. On or after October 1, 2016, the Senior Notes may be redeemed at premiums equal to 2.938% through October 1, 2017; 1.469% from October 1, 2017 through October 1, 2018; and at par thereafter, plus accrued and unpaid interest in all circumstances. We will have the right to redeem up to 35% of the aggregate principal amount at 105.875% of face value with proceeds from certain equity issuances through October 1, 2015.

The Senior Notes are subject to a registration rights agreement under which we have agreed to exchange the notes for registered publicly-traded notes having substantially identical terms as the Senior Notes. The Senior Notes also contain customary terms, events of default and covenants. The Senior Notes are unsecured and guaranteed by all of our domestic subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer of the Senior Notes.

The Amended Revolving Credit Facility and Senior Notes contain affirmative and negative covenants that, among other things, limit or restrict the Partnership's ability (as well as the ability of our subsidiaries) to:

•	incur additional indebtedness and incur liens on assets to secure certain debt;

•	pay and make certain restricted payments;

•	make distributions from our subsidiaries;

•	dispose of assets;

•	in the case of the Amended Revolving Credit Facility, make certain amendments, modifications or supplements to organization documents and material contracts;

•	in the case of the Amended Revolving Credit Facility, engage in certain business activities;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

We do not believe that these limitations will restrict our ability to pay distributions. Additionally, covenants require TLLP to maintain certain interest coverage and leverage ratios. We submit compliance certifications to the bank quarterly, and we were in compliance with our debt covenants as of September 30, 2012.

Shelf Registration Statement

We filed a shelf registration statement with the SEC on May 22, 2012, to provide the ability to raise up to $500.0 million by offering common units through one or more prospectus supplements that would describe, among other things, the specific amounts and prices of the common units offered and the terms of the offering. Unless otherwise indicated in the applicable prospectus supplement, any proceeds from the sale of such common units will be used for general business purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

On October 5, 2012, we closed an offering of 4,255,000 common units, including 555,000 common units issued pursuant to the exercise of the underwriter's over-allotment option on October 2, 2012, representing limited partner interests, at a public offering price of $41.80 per unit. These common units were issued pursuant to our shelf registration statement, as supplemented by the prospectus supplement filed with the SEC on October 3, 2012. The Partnership intends to use the net proceeds of $170.7 million, including the proceeds from the exercise of the underwriter's over-allotment option, for general partnership purposes. Subsequent to this offering, we have the ability to raise up to an additional $322.1 million under our shelf registration statement.

Cash Flow Summary

Components of our cash flows are set forth below (in thousands):

	Three Months Ended March 31,
	2012	2011
Cash Flows From (Used In):
Operating Activities	$14,581	$(5,635)
Investing Activities	(2,803)	(886)
Financing Activities	(9,089)	6,521
Increase in Cash and Cash Equivalents	$2,689	$—

Operating Activities. Net cash from operating activities was $14.6 million for the 2012 Quarter compared to net cash used in operating activities of $5.6 million for the 2011 Quarter. The increase in net cash from operating activities was related to higher revenues as a result of our commercial agreements executed concurrent with and subsequent to the Initial Offering. Average pipeline and trucking throughputs in our Crude Oil Gathering segment increased 4,443 bpd, or 8%, and 3,736 bpd, or 17%, respectively, as a result of higher throughput volumes in the 2012 Quarter at Tesoro's North Dakota refinery.

Investing Activities. Net cash used in investing activities for the 2012 Quarter increased $1.9 million to $2.8 million compared to $0.9 million in the 2011 Quarter related to higher capital expenditures in the 2012 Quarter including various expansion capital projects discussed below under "Capital Expenditures." The Sponsor reimbursement of $3.5 million included in cash from investing activities for the 2012 Quarter is the reimbursement for the gathering hub and pipeline project for the new Connolly station on our High Plains Pipeline.

Financing Activities. Net cash used in financing activities for the 2012 Quarter was $9.1 million compared to cash provided by financing activities of $6.5 million for the 2011 Quarter. In February 2012, we paid a quarterly cash distribution totaling $11.3 million, and we paid $0.5 million in financing costs during the 2012 Quarter related to the expansion of the Amended Revolving Credit Facility, which will be amortized over the remaining life of the facility.

Historically, the Predecessors' sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro's bank accounts and all cash disbursements were made from those accounts. The Sponsor contribution of $2.3 million and $6.5 million included in cash from financing activities for the 2012 Quarter and 2011 Quarter, respectively, was the funding of the net loss of the Predecessors.

Capital Expenditures

The Partnership's operations are capital intensive, requiring investments to expand, upgrade or enhance existing operations as well as to maintain assets and ensure regulatory compliance. The cost estimates described below are subject to further review, analysis and permitting requirements and include estimates for capitalized interest and labor. Our capital requirements consist of maintenance and expansion capital expenditures. Maintenance capital expenditures include expenditures required to maintain equipment reliability and integrity and to address regulatory compliance. Expansion capital expenditures include expenditures to acquire or construct new assets and to expand existing facilities or services that may increase throughput capacity on our pipelines and in our terminals or increase storage capacity at our storage facilities. Tesoro reimburses us for projects covered under the Amended Omnibus Agreement, which provides for reimbursement of various projects in progress at the time the Partnership acquired the assets from Tesoro. In addition, Tesoro may reimburse us for projects that provide a greater economic benefit to Tesoro than the Partnership.

Capital spending during the three months ended March 31, 2012 and 2011 was $4.9 million and $0.7 million, respectively. For the remainder of 2012, we estimate that total capital expenditures will be approximately $62.6 million for both maintenance and expansion capital projects, which includes projects to expand our crude oil gathering capabilities and terminalling capacity. We anticipate that these capital expenditures will be funded primarily with cash generated from operations, reimbursement by Tesoro for certain capital expenditures and borrowings under our Amended Revolving Credit Facility.

The following table is a summary of our capital expenditures for the three months ended March 31, 2012 and 2011, (in thousands):

	Three Months Ended March 31,
	2012	2011
Maintenance	$1,064	$326
Expansion	3,788	419
Total Capital Expenditures	$4,852	$745

Maintenance capital expenditures. Maintenance capital spending in the 2012 Quarter increased $0.8 million to $1.1 million compared to $0.3 million in 2011 primarily related to various projects at the Martinez Crude Oil Marine Terminal and the Long Beach marine terminal. We estimate that our maintenance capital expenditures for the remainder of 2012 will be approximately $7.6 million for anticipated capital projects related to maintenance at certain of our terminals.

Expansion capital expenditures. Expansion capital spending in the 2012 Quarter increased $3.4 million to $3.8 million compared to $0.4 million in the 2011 Quarter primarily related to 2012 expenditures for pipeline gathering projects, the establishment of a direct connection between Rangeland Energy, LLC's crude oil loading terminal and pipeline facility in North Dakota to our High Plains system and the gathering hub and pipeline project for the new Connolly station on our High Plains Pipeline. Amounts expended for the Connolly project are reimbursed to us by Tesoro. We estimate that our expansion capital expenditures for the remainder of 2012 will be approximately $55.0 million.

The following discussion describes our expansion capital spending plan, which is subject to further review and analysis and includes estimates for capitalized interest and labor costs:

Crude Oil Gathering Segment

Our overall strategy in the Bakken region is focused on growth projects that increase the utilization of our existing capacity, expand our pipeline gathering system, increase our pipeline capacity, add additional destinations from our pipeline system and lower our overall costs. Total expansion capital spending for the Crude Oil Gathering segment in the 2012 Quarter was $2.6 million, and we expect to spend approximately $30.0 million in the remainder of 2012.

Our growth plan for the remainder of 2012, in support of this strategy, is to invest approximately $28.5 million in projects that are expected to increase volumes delivered by the High Plains system by 50,000 bpd, which includes approximately $20.0 million on pipeline gathering projects. This incorporates increasing deliveries to Tesoro's North Dakota refinery and deliveries to new pipeline destinations. We spent $1.1 million on these projects in the 2012 Quarter, and we expect to complete these projects throughout 2012 and the first half of 2013.

Also, we plan to invest a total of approximately $3.0 million on additional truck unloading, tankage and pumping capacity on the High Plains system to support the 2011 announced expansion of Tesoro's North Dakota refinery of which $2.0 million was spent in 2011. We spent $0.5 million on these projects in the 2012 Quarter, and we expect to spend an additional estimated $0.5 million in the remainder of 2012 to complete these projects in the second quarter of 2012.

Further, Tesoro has announced a long-term agreement with Rangeland Energy, LLC for access to their crude oil loading terminal and pipeline facility in North Dakota including a direct connection to the Partnership's High Plains system. We spent $0.6 million in the 2012 Quarter, and we expect to spend approximately $0.5 million in the remainder of 2012. We expect the facility to be in service in the second quarter of 2012.

In support of our efforts to grow our pipeline gathering network on the High Plains system we are building a new gathering hub and an initial gathering pipeline at the Connolly station. The project, which is substantially complete, is expected to cost approximately $4.0 million in total, of which $3.0 million was spent in 2011. We spent $0.4 million in the 2012 Quarter and expect to spend approximately $0.5 million to fully complete the project in the second quarter of 2012. Amounts expended for the Connolly project are reimbursed to us by Tesoro.

Terminalling, Transportation and Storage Segment

We expect to grow terminalling volumes by approximately 25,000 bpd by year-end 2013 through capital investment designed to increase our throughput capacity. A project for waxy crude offloading, originally planned for 2013, with throughput of 20,000 bpd has been rescheduled for 2014 to coincide with maintenance downtime at Tesoro's SLC refinery. In the 2012 Quarter total expansion capital spend for the Terminalling, Transportation and Storage segment was $1.0 million, and we expect to spend a total of approximately $25.0 million in expansion capital throughout the remainder of 2012. Our growth plan includes estimated spending on projects in the remainder of 2012 including approximately $14.0 million of capital on new projects to expand the throughput capacity at several of our terminals including the Los Angeles, Vancouver and Mandan terminals, which are expected to be complete in late 2012 and early 2013.

Also, as part of the growth plan, we plan to invest a total of approximately $10.0 million on the Stockton terminal expansion, which will add storage capacity that will allow for an increase in volume delivered through the terminal. We spent $0.4 million in the 2012 Quarter, and we expect to spend approximately $9.5 million in the remainder of 2012 on this project, which is expected to be complete in the fourth quarter of 2012.

Additionally, we expect to spend approximately $2.5 million in future periods to upgrade the Los Angeles terminal to allow the offloading of transmix for transportation to Tesoro's Los Angeles refinery.

We recently completed the addition of ethanol blending capabilities at our Burley terminal, and we spent $0.4 million on the project in the 2012 Quarter.

Environmental and Other Matters

Environmental Regulation.  We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the federal, state and local environmental requirements for our various sites, including our storage facility, pipelines and refined products terminals. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity. Tesoro indemnifies us for certain of these costs as described in the Amended Omnibus Agreement.

Environmental Liabilities.  Contamination resulting from spills of crude oil and refined products is not unusual within the petroleum refining, terminalling or pipeline industries. Historic spills along our pipelines, gathering systems and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater. Site conditions, including soils and groundwater, are being evaluated at our properties where operations have resulted in releases of hydrocarbons and other wastes. A number of our properties have known hydrocarbon or other hazardous material contamination in soil and groundwater, particularly our Anchorage, Martinez and SLC terminals.

Tesoro has been party to various litigation and contingent loss matters, including environmental matters, arising in the ordinary course of business. The outcome of these matters cannot always be accurately predicted, but our Predecessors have recognized historical liabilities for these matters based on estimates and applicable accounting guidelines and principles.  These liabilities were based on engineering estimates, expected timing, extent of remedial actions required by governing agencies and experience gained from similar sites for which environmental assessments or remediation have been completed. It is possible that the estimates will change and that remediation costs could be adjusted as more information becomes available.

The accrued liabilities of record at the time of the Initial Offering and those related to the Martinez Crude Oil Marine Terminal and the Long Beach Assets at the time of the acquisitions are included in our Predecessors' combined financial statements. Liabilities were recorded when site restoration and environmental remediation and cleanup obligations were considered probable and could be reasonably estimated. Environmental liabilities of $4.0 million and $3.9 million were accrued as of March 31, 2012 and December 31, 2011, respectively, for groundwater and soil remediation projects at the Martinez Crude Oil Marine Terminal and the Long Beach Assets. The liabilities associated with the Martinez Crude Oil Marine Terminal and Long Beach Assets were retained by Tesoro at the closing of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition, respectively.

Under the Amended Omnibus Agreement, Tesoro indemnifies us for certain environmental liabilities and title and tax matters associated with the ownership or operation of our assets and arising at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. With respect to assets that we acquired from Tesoro, indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of the date that Tesoro no longer controls our general partner or five years after the date of purchase. Under the Amended Omnibus Agreement, which became effective September 14, 2012, the aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability was $0.5 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition. The aggregate annual deductible in effect at December 31, 2011 was $0.25 million.

Neither we nor our general partner has any contractual obligation to investigate or identify any such unknown environmental liabilities after the closing of the Initial Offering on April 26, 2011 or the subsequent acquisitions. We have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of the Initial Offering and the subsequent acquisitions and for environmental liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K (including information incorporated by reference) includes and references "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding revenues, cash flows, capital expenditures and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations and profitability. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "would" and similar terms and phrases to identify forward-looking statements in this Form 8-K, which speak only as of the date the statements were made.

Although we believe the assumptions upon which these forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	changes in global economic conditions and the effects of the global economic downturn on Tesoro's business and the business of its suppliers, customers, business partners and credit lenders;

•	the suspension, reduction or termination of Tesoro's obligation under our commercial agreements and our operational services agreement;

•	a material decrease in Tesoro's profitability;

•	a material decrease in the crude oil produced in the Bakken Shale/Williston Basin area;

•	the risk of contract cancellation, non-renewal or failure to perform by Tesoro's customers, and Tesoro's inability to replace such contracts and/or customers;

•	Tesoro's ability to remain in compliance with the terms of its outstanding indebtedness;

•
changes in the expected timing, structure or benefits of TRMC’s pending acquisition of BP’s Southern California refining and marketing business, or the timing, value of assets and benefits from the anticipated offer from TRMC to us of the integrated logistics system to be acquired in that acquisition;

•	changes in the expected benefits and timing of our transactions relating to our acquisitions from Tesoro and third parties including Chevron;

•	the timing and extent of changes in commodity prices and demand for Tesoro's refined products;

•
state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays or other factors beyond our control;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	disruptions due to equipment interruption or failure at our facilities, Tesoro's facilities or third-party facilities on which our business or Tesoro's business is dependent;

•	changes in the cost or availability of third-party vessels, pipelines and other means of delivering and transporting crude oil, feedstocks and refined products;

•	actions of customers and competitors;

•	risks related to labor relations and workplace safety;

•	earthquakes or other natural disasters affecting operations;

•	weather conditions affecting our or Tesoro's operations or the areas in which Tesoro markets its refined products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Tesoro;

•	changes in our cash flow from operations;

•	changes in capital requirements or in execution of planned capital projects;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	political developments;

•	seasonal variations in demand for refined products; and

•	changes in insurance markets impacting costs and the level and types of coverage available.
Many of these factors, as well as other factors, are described in our filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements in this Form 8-K speak only as of the date of this Form 8-K. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this Form 8-K.